DENTONX SHARE GRANT AGREEMENT

This DentonX Share Grant Agreement (“Agreement”) is made as of November 11, 2025, by and between DentonX Inc, a Wyoming corporation (“DentonX”), with offices at 1999 Harrison Street, Suite 1800, Oakland, CA 94612; and Outstanding Investment Co., Inc. and its Key Person(s) (“Key Person” has the meaning given in the Key Person Undertaking Addendum (Schedule C) to the Exclusive Management Cooperation Agreement between Newco and OIC), led by Steven Guang Leung (“OIC”), with offices at 2450 Washington Ave Ste 100, San Leandro, CA 94577.

RECITALS

WHEREAS, DentonX and OIC have engaged in discussions regarding a strategic partnership aimed at expanding OIC’s lending and investment operations through DentonX’s structuring, capital markets, and mergers and acquisitions capabilities;

WHEREAS, the parties have agreed in principle that such partnership will include, among other matters, (i) the formation of DentonX Outstanding Investment Co. (“Newco”) as a majority-owned subsidiary of DentonX, (ii) the lease and potential acquisition of certain business assets owned by OIC through Newco, (iii) the issuance of equity in Newco to OIC, and (iv) a one-time equity grant in DentonX to certain Key Person(s) associated with OIC as a performance-based incentive;

WHEREAS, the parties now wish to enter into this definitive Share Grant Agreement to set forth the terms and conditions under which DentonX shall grant to OIC and its Key Person(s) a one-time strategic equity award in DentonX, subject to vesting and claw back provisions as further described herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Grant of Shares

1.1 Grant

Upon the closing of the strategic transaction between DentonX, NewCo, and OIC (the “Closing Date”), DentonX hereby grants to the Key Person a one-time award of Three Hundred Sixty (“Number”) Series B Preferred Shares (the “Grant Shares”), as a performance-based incentive and equity kicker in recognition of their contribution to Newco and DentonX’s value creation.

1.2 Recipient of Grant

The Equity Grant is awarded solely to the individual Key Person, who are the individual(s) designated as Key Persons in the Key Person Undertaking Addendum (Schedule C) to the

Private & Confidential	1

Exclusive Management Cooperation Agreement between Newco and OIC, each of whom has executed such Undertaking.

The Parties acknowledge and agree that no Equity Grant shall be issued to OIC as an entity, and no Equity Grant shall confer any voting, management, or shareholder rights to OIC.

1.3 Grant Date

The Grant Shares are deemed granted as of the Closing Date (the “Grant Date”).

2. Vesting

2.1 Vesting Schedule

The Grant Shares shall vest over three (3) years in twelve (12) equal quarterly installments, with 1/12 of the Grant Shares vesting every three months, so that 100% of the Grant Shares shall be fully vested on the third anniversary of the Grant Date.

Vesting is dependent upon:

(i) the Key Person’s continued service and cooperation under the Exclusive Management Cooperation Agreement (“EMCA”);

(ii) compliance with Management Committee directives; and

(iii) adherence to all confidentiality, exclusivity, and non-compete obligations.

2.2 Acceleration

In the event of (a) a Change of Control of DentonX, or (b) an IPO or public listing of Newco or its successor, all unvested Grant Shares shall immediately vest.

3. Claw Back and Forfeiture

3.1 Clawback

If the Exclusive Management Cooperation Agreement between Newco and OIC is terminated for cause, or if OIC voluntarily resigns before full vesting, all unvested Grant Shares as of the termination date shall be immediately forfeited and returned to DentonX at nominal value.

Any violation by the Key Person or by OIC of the EMCA or the Key Person Undertaking shall result in the immediate forfeiture of all unvested shares.

3.2 Good Leaver

If OIC’s termination is not for cause (e.g., due to death, disability, or mutual agreement), the DentonX Board may, at its discretion, accelerate vesting of some or all unvested Grant Shares.

Private & Confidential	2

4. Restrictions on Transfer

4.1 Lock-Up

OIC may not transfer, sell, assign, pledge, or otherwise dispose of any vested or unvested Grant Shares for the first twelve (12) months following the Grant Date, except with the prior written consent of DentonX’s Board.

4.2 Compliance

All transfers of Grant Shares are subject to compliance with applicable securities laws and DentonX’s insider trading policy.

5. Miscellaneous

5.1 No Rights as Shareholder Until Vesting

OIC shall not have rights as a shareholder with respect to unvested Grant Shares until such shares have vested and been issued.

5.2 Taxes

OIC is solely responsible for any tax liabilities arising from the grant, vesting, or disposition of Grant Shares.

5.3 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

5.4 Entire Agreement

This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter herein and supersedes all prior discussions, negotiations, or understandings, whether written or oral, relating to such subject matter.

This Share Grant Agreement is entered into as part of the integrated cooperation structure among OIC, Newco, and DentonX, and it shall be interpreted together with the Exclusive Management Cooperation Agreement and the Key Person Undertaking Addendum referred to therein.

5.5 Amendments

Any amendment to this Agreement must be in writing and signed by both parties.

5.6 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original.

Private & Confidential	3

IN WITNESS WHEREOF, the parties have executed this DentonX Share Grant Agreement as of the date first above written.

DentonX Inc	Outstanding Investment Co., Inc. & its Key Person(s)
By: /s/ Luis Carlos Ung	By: /s/ Steven Guang Leung
Name: Luis Carlos Ung	Name: Steven Guang Leung
Title: CEO	Title: CEO
Date:	Date:

Private & Confidential	4

Exhibit A: Vesting Schedule Example

Quarter	Vested (Cumulative)	Shares Vested (Example)
Q1	1/12	[Number x 1/12]
Q2	1/6	[Number x 1/6]
Q3	1/4	[Number x 1/4]
...	...	...
Q12	1	[Number]

Notes

Refer to Section 1.1 for the definition of “Number”.

Private & Confidential	5